Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Separation Agreement”) is entered into by and between Jack Sansolo (“Mr. Sansolo”), and Getty Images, Inc. (“Company”).

Both parties to this Separation Agreement wish to clearly set forth the terms and conditions of Mr. Sansolo’s termination of employment with the Company. In exchange for this Separation Package as outlined herein, the Company and Mr. Sansolo agree as follows:

1.	Employment/Final Pay. Mr. Sansolo’s employment with the Company is discontinued as of June 1, 2007 (“date of termination”). The Company agrees to pay Mr. Sansolo his normal salary through the date of termination with all required and agreed upon withholdings. Mr. Sansolo acknowledges he will be paid in full through the date of termination within the next payroll cycle, and that that he is owed no additional compensation or benefits of any kind except as described in this Separation Agreement.

2.	Separation Pay. As consideration and in exchange for signing this Separation Agreement and abiding by its terms, the Company will pay Mr. Sansolo US$274,243.00, less normal and agreed upon withholding as Separation Pay. This amount shall be paid within thirty (30) days of receipt of this signed Separation Agreement. Separation pay is comprised of:

2.1.	$160,000.00 – six (6) months base salary;

2.2.	$26,667.00 – 50% of 2007 accrued bonus, pro-rated for five (5) months;

2.3.	$32,000.00 – 25% of full year target bonus;

2.4.	$35,393.00 – Annual premium payments for executive life & survivor income insurance, voluntary life insurance for self and spouse, and long-term care policy. Premium amounts have been grossed-up for tax purposes;

2.5.	$20,183.00 – COBRA premium payments for self and spouse from July 1, 2007 through August 31, 2008, grossed up for tax purposes.

3.	401(k) Plan. Mr. Sansolo shall receive whatever accrued and vested benefits he is entitled to receive under the terms of the Company’s 401(k) Plan, according to the terms of the Plan. Company contributions will not be made to the Plan on behalf of Mr. Sansolo based upon the severance payment received under this Separation Agreement.

4.	Continuation of Health Insurance. Mr. Sansolo shall have the right to purchase group medical/dental/vision continuation coverage through the Company pursuant to his rights under COBRA statute and regulations. As consideration and in exchange for signing this Separation Agreement and abiding by its terms, the Company will pay the cash equivalent of the COBRA premiums for Mr. Sansolo and spouse from July 1, 2007 through August 31, 2008. This payment will be grossed up for tax purposes. Mr. Sansolo will be responsible for premiums for coverage beyond August 31, 2008.

Mr. Sansolo Separation Agreement	1	Separation Date: 1 June 2007

5.	Other Group Insurance. Mr. Sansolo has the right to convert his other group life insurance coverage to an individual policy and self-pay for such coverage under the terms and conditions of the Company’s plans.

6.	Executive Life and Long-Term Care Insurance. Mr. Sansolo’s executive life and long-term care benefits are paid through December 31, 2007. As consideration and in exchange for signing this Separation Agreement and abiding by its terms, the Company will pay Mr. Sansolo the cash equivalent of the premiums for each policy, as outlined in Section 2.2.4 above, to extend coverage for an additional 12 months. This payment will be grossed-up for tax purposes.

7.	No Competing Employment. In exchange for the consideration provided in Section 2 of this Agreement, and as per Section 6(a) of Mr. Sansolos’ Employment Agreement dated November 8, 2004, that for period of six (6) months, he shall not, without the prior written consent of Getty Images’ CEO or SVP of Human Resources, directly or indirectly within the geographic regions of the greater metropolitan areas of, Seattle, Washington, Chicago, Illinois, or New York, New York, own an interest in, manage, operate, consult with, control, be employed by, or otherwise assist or be associated with a business, corporation, partnership, or other business organization or entity that competes with the Company (as specified by the Company’s most recent periodic filings). Mr. Sansolo agrees that this covenant is essential for the protection of Company’s trade secrets and customer base.

8.	Confidentiality. Mr. Sansolo acknowledges and reaffirms his obligation of confidentiality in the Confidentiality Agreement between Mr. Sansolo and the Company. Mr. Sansolo further agrees that he will keep the terms, amount and fact of this Separation Agreement completely confidential and will not disclose any information concerning this Separation Agreement to any person other than Mr. Sansolo’s attorneys, accountants, tax advisors or immediate family members.

9.	Availability. Although no longer employed by the Company, Mr. Sansolo will make himself reasonably available, upon request, to provide information or answer questions regarding matters he handled or was familiar with during his employment.

10.	Company Property. Mr. Sansolo shall immediately return to the Company all of its property in his possession, including all keys, security cards to the Company’s buildings or property, all Company owned equipment, electronic devices, all Company documents and papers, including but not limited to any trade secrets or other confidential Company information.

11.	Protection of Goodwill. Mr. Sansolo will not directly or indirectly at any time during the period of six (6) calendar months from date of termination solicit or entice away, or endeavor to solicit or entice away from the Company (including for purposes of this Section, any of its affiliated companies) or offer employment to or offer to conclude a contract of services with any person who is at the date of this Agreement an employee, contractor or service provider to the Company, unless otherwise agreed to in advance and in writing by the Company.

12.	Non-Disparagement. The Company enters into this agreement with Mr. Sansolo, in part, to insure an amicable relationship with Mr. Sansolo. Mr. Sansolo agrees, therefore, not to make any derogatory, negative, critical or disparaging remarks of any nature whatsoever at any time, publicly or privately, regarding the Company, its products or services, or any of its Associated Persons (as described below in Paragraph 13).

Mr. Sansolo Separation Agreement	2	Separation Date: 1 June 2007

13.	General Release. In exchange for the separation pay and any other benefits contained in this Separation Agreement which are in addition to the benefits Mr. Sansolo is otherwise entitled to receive, Mr. Sansolo and his successors and assigns forever release and discharge the Company, and the Company’s parent, subsidiary, or related entities, and the Company-sponsored employee benefit plans in which Mr. Sansolo participates, and all of their respective officers, directors, shareholders, trustees, agents, elected officials, employees, employees’ spouses and all of their successors and assigns (collectively, “Releasees”) from any and all claims, actions, causes of action, rights or damages, including costs and attorneys fees (collectively “Claims”) which Mr. Sansolo may have on behalf of himself, known, unknown, or later discovered which arose prior to the date Mr. Sansolo signs this Separation Agreement.

13.1.	This General Release includes, but is not limited to, any Claims under any local, state, or federal laws prohibiting discrimination in employment, including without limitation, the Civil Rights Acts, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Washington State Law Against Discrimination, the California Fair Employment and Housing Act, the California Labor Code, or the New York State Executive Law § 290 et seq., the Human Rights Law of the City of New York, Claims under the Employee Retirement Income Security Act; any other Illinois, Washington, California, or New York state tort, contract, wage & hour, discrimination, workers compensation, compensation, or other Claims related to employment or presence at the Company in any manner, or Claims alleging a legal restriction on the Company’s right to terminate its’ employees, any personal injury Claims, and Claims for wrongful discharge, defamation, tortious interference with business expectancy or emotional distress, or any Claims alleging breach of express or implied employment contract.

13.2.	Mr. Sansolo represents that he has not filed any Claim against the Company or the Releasees, and that he will not do so at any time in the future concerning Claims released in this Separation Agreement.

14.	Voluntary Agreement. Mr. Sansolo understands and acknowledges the significance and consequences of this Separation Agreement. Mr. Sansolo acknowledges that it is voluntary and that Mr. Sansolo has not signed it as a result of any coercion.

15.	Review by Attorney. Mr. Sansolo was advised that he has the right to review this Separation Agreement with his attorney before signing it. This Separation Agreement shall not be considered as evidence of any violation of any statute or law, or any wrongdoing or liability on the part of the Company, or any of its’ Releasees.

16.	Entire Agreement. This Separation Agreement contains the entire understanding between the Company and Mr. Sansolo regarding his separation of employment. This Separation Agreement may not be modified except through another written agreement signed by Mr. Sansolo and by the Senior Vice President and General Counsel of the Company.

17.	Independence. If any of the provisions of this Separation Agreement are held to be invalid or unenforceable, the remaining provisions will nevertheless continue to be valid and enforceable.

Mr. Sansolo Separation Agreement	3	Separation Date: 1 June 2007

18.	Applicable law. This Separation Agreement is made and shall be construed and performed under the laws of the State of Washington. Any disagreements or disputes arising from this Agreement shall be submitted to binding arbitration in Seattle, Washington, pursuant to the then existing rules of the American Arbitration Association, utilizing a single arbitrator. The Company will pay the arbitrator’s fees and the logistical costs of the arbitration (but not including, for the avoidance of doubt, any attorney’s fees incurred by Mr. Sansolo).

Getty Images, Inc.		Jack Sansolo

By	/s/ LISA CALVERT	/s/ JACK SANSOLO
Its	VP HR
Date May 4, 2007		Date May 4, 2007

Mr. Sansolo Separation Agreement	4	Separation Date: 1 June 2007